EXHIBIT 5

                     [LETTERHEAD OF SCHULTE ROTH & ZABEL LLP]

January 24, 1997


Toys "R" Us, Inc.
461 From Road
Paramus, New Jersey 07652

Dear Sirs:

          We have acted as counsel to Toys "R" Us, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to, among other things, the offer and sale of an aggregate of 1,000,000 shares of Common Stock, par value $.10 per share, of the Company (the "Shares"). The Shares may be offered and sold from time to time by certain officers and managers of the Company (the "Stockholders") who are participants in the Company's Management Incentive Compensation Plan (the "Plan"). The Stockholders will acquire such shares pursuant to a designation under the terms of the Plan by any such Stockholder to receive a percentage of incentive compensation in the form of Shares, in lieu of cash. The incentive compensation may be granted by the Management Compensation and Stock Option Committee of the Board of Directors of the Company and, if so designated by the Plan participant, received in the form of Common Stock either as an incentive bonus award or, if authorized by the Committee, as a partnership unit award.

          In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and sold by the Stockholders pursuant to the Registration Statement have been duly authorized and, when issued and delivered to the Stockholders in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectuses which form a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Schulte Roth & Zabel LLP